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                                                                     Exhibit 3.1
                                                                [Filed #C9723-98
                                                                     APR 04 2001
                                                                IN THE OFFICE OF
                                                                 /s/ DEAN HELLER
                                                 DEAN HELLER SECRETARY OF STATE]


             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                                Infotopia, Inc.
                              (the "Corporation")

I, Ernest Zavoral certify that:

     1. The original articles were filed with the Office of the Secretary of State on April 28, 1998.

     2. As of the date of this certificate 189,996,005 shares of common stock and 10,000,000 shares of preferred stock of the corporation have been issued.

     3. Pursuant to a consent of the shareholders in lieu of a meeting, in which 200,010,000 voting shares of a total 389,996,005 voting shares, representing 51.29% of the outstanding voting shares, approved the action taken by the Board of Directors the following amendment, the Company hereby adopts the following amendment to the Articles of Incorporation of this Corporation:

               Article Three:

               The total authorized capitalization of this Corporation shall be 500,000,000 shares of Common Stock with a par value of $0.001 and 30,000,000 Preferred Stock, with a par value of $0.001, which shall carry full voting power. All stock may be issued in exchange for consideration deemed by the Board of Directors to have a fair value, and may consist of cash, services, or other assets. Upon issuance, all stock shall be fully paid and non-assessable.


/s/ Ernest Zavoral                            /s/ Marek A. Lozowicki
-----------------------------------           ----------------------------------
Ernest Zavoral, President                     Marek Lozowicki, Secretary


State of New York  )                          State of New York  )
                   ) ss.                                         ) ss.
County of New York )                          County of New York )

On April, 2001 personally appeared            On April, 2001 personally appeared
before me, a Notary public,                   before me, a Notary public,
Ernest Zavoral, who acknowledged that         Marek Lozowicki who acknowledged
he is the President of Infotopia,             that he is the Secretary of
Inc. and that he executed the above           Infotopia, Inc.
instrument in that capacity.


/s/ Carlos M. Tamarit                         /s/ Carlos M. Tamarit
-----------------------------------           ----------------------------------
       CARLOS M. TAMARIT                              CARLOS M. TAMARIT
         NOTARY PUBLIC                                  NOTARY PUBLIC
       STATE OF NEW YORK                              STATE OF NEW YORK
        I.D. 013AE043218                               I.D. 013AE043218
 OUTLINED IN COUNTY OF NEW YORK                 OUTLINED IN COUNTY OF NEW YORK
  COMMISSION EXPIRES 6/12/2001                   COMMISSION EXPIRES 6/12/2001
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                                  [APR 04 '01

                                STATE OF NEVADA
                               SECRETARY OF STATE
                        I HEREBY CERTIFY THAT THIS IS A
                         TRUE AND COMPLETE COPY OF THE
                         DOCUMENT FILED IN THIS OFFICE

                                /s/ Dean Heller
                        DEAN HELLER - Secretary of State]